FINANCIAL STATEMENT REVIEW REPORT

Period Ended December 31, 2024

BLACK UNICORN FACTORY

1

Table of Contents

Certified Public Accountants Review Report	3

Balance Sheet…	4-5

Statement of Income	6

Cash Flow	7

Notes to Financial Statements	8-11

Certified Public Accountants Review Report

To: Management

BLACK UNICORN FACTORY

We have reviewed the accompanying financial statements of Black Unicorn Factory, which comprise the balance sheet as of December 31, 2024, and the related statements of income, statement of equity, and cash flows for the period then ended, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management's financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountant's Responsibility

Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of Black Unicorn Factory and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our review.

Accountant's Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in the Notes to the financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern.

Management's plans regarding this matter are also described in the Notes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Union, KY March 7, 2025

BLACK UNICORN FACTORY

Balance Sheet (Audited) As of December 31, 2024

TOTAL
ASSETS
Current Assets
Bank Accounts
BUF BMO BUSINESS CHECKING-3698	2,544.47
BUF BMO SAVINGS ACCOUNT-9730	105,000.00
BUF Varo Account	0.00
BUF Wells Fargo - 3463	0.00
Cash at Banks	243,121.00
Total Bank Accounts	$350,665.47
Accounts Receivable
Accounts Receivable (A/R)	398,775.88
Total Accounts Receivable	$398,775.88
Other Current Assets Barter Dollars	129,726,585.00
Available for Sale - Investments	249,447,450.00
Intellectual property (Trade Mark)	4,459.00
Prepaid Expense	167,706,000.00
Property Plant and Equipment – Net	7,947.00
Related Parties Receivables	1,545,390.00
Total Other Current Assets	$548,438,831.00
Total Current Assets	$549,187,272.35
TOTAL ASSETS	$549,187,272.35
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable (A/P)	127,245.00
Total Accounts Payable	$127,245.00
Other Current Liabilities
California Department of Tax and Fee Administration Payable	0.00
Other Liabilities - Unearned Revenues	26,551.00
Total Other Current Liabilities	$26,551.00
Total Current Liabilities	$153,796.00
Total Liabilities	$153,796.00
Equity
Additional Paid-In Capital	420,402,875.00
Opening Balance Equity	1,000,000.00
Owner's Investment	1,088.00
Owner's Pay & Personal Expenses	93,582.46
Personal Saving Account	67,702.43

TOTAL
Retained Earnings	54,008,748.99
Net Income	73,459,479.47
Total Equity	$549,033,476.35
TOTAL LIABILITIES AND EQUITY	$549,187,272.35

BLACK UNICORN FACTORY

Statement of Income (Audited) As of December 31, 2024

TOTAL
Income
Barter Revenue	169,400,000.00
Services Revenue	75,917,104.20
Total Income	$245,317,104.20
Cost of Goods Sold
Cost of Goods Sold	169,400,000.00
Total Cost of Goods Sold	$169,400,000.00
GROSS PROFIT	$75,917,104.20
Expenses
Bank Charges & Fees	1,588.75
Barter Expense	1,694,000.00
Car & Truck	24,149.11
General and Administrative Expenses	87,350.52
Insurance	5,398.41
Legal & Professional Services	26,782.75
Meals & Entertainment	37,339.76
Office Supplies & Material	13,279.03
Office Supplies & Software	58,097.32
Personal Expenses	159,319.13
Salaries and Wages	268,838.38
Storage Charges	4,039.89
Taxes & Licenses	1,300.00
Travel	19,195.38
Utilities	56,946.30
Total Expenses	$2,457,624.73
NET OPERATING INCOME	$73,459,479.47
NET INCOME	$73,459,479.47

BLACK UNICORN FACTORY

Cash Flow Statement (Audited) As of December 31, 2024

TOTAL
OPERATING ACTIVITIES
Net Income	74,984,742.26
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable (A/R)	-106,361.88
California Department of Tax and Fee Administration Payable	0.00
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	-106,361.88
Net cash provided by operating activities	$74,878,380.38
INVESTING ACTIVITIES
Available for Sale - Investments	0.00
Prepaid Expense	-23,905,728.00
Property Plant and Equipment – Net	4,492.00
Net cash provided by investing activities	$ -23,901,236.00
FINANCING ACTIVITIES
Additional Paid-In Capital	24,147,200.00
Owner's Pay & Personal Expenses	-6,774.45
Net cash provided by financing activities	$24,140,425.55
NET CASH INCREASE FOR PERIOD	$75,117,569.93
Cash at beginning of period	53,197,111.70
CASH AT END OF PERIOD	$128,314,681.63

BLACK UNICORN FACTORY

Notes to Financial Statements (Audited) As of December 31, 2024

1.Overview and Basis of Presentation

Description of Business and Basis of Presentation

At The Black Unicorn Factory (BUF), we’re a pre-IPO program dedicated to serving underserved communities overlooked by traditional venture capital. We focus on closing the funding gap for businesses owned by people of color and women—groups that receive funding from only 1% of VC sources. BUF offers an inclusive alternative for socio- economically disadvantaged entrepreneurs by bypassing discriminatory practices and providing the necessary support and resources. Our mission is to empower these underrepresented entrepreneurs to access capital for growth, drive diversity and economic empowerment, and ultimately build a more equitable, prosperous society.

These financial statements have been prepared in accordance with Generally Accepted Accounting Principles (GAAP) issued by the American Institute of Certified Public Accountants, which is a special purpose framework and not U.S. generally accepted accounting principles (U.S. GAAP). The accounting principles that compose the framework are appropriate for the preparation and presentation of small- and medium-sized entity financial statements, based on the needs of the financial statement users and cost and benefit considerations.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Significant estimates include allowances for doubtful accounts, useful lives of intangible assets and property, and the recognition of certain expenses. Actual results could differ from these estimates.

Risk and Uncertainties

The Company faces risks and uncertainties that could materially affect future operating results and financial condition. Key risks include, but are not limited to:

•Market volatility and economic uncertainties that may impact cash flows and asset values.

•Credit risk from counterparties and significant customers.

•Operational risks associated with cost management and revenue fluctuations.

Management continuously monitors these risks and adjusts internal controls accordingly.

Going Concern

Management has evaluated the Company’s ability to continue as a going concern. Based on current operating performance, cash flows, and financial resources, management believes that the Company will continue its operations into the foreseeable future. No material adverse conditions exist that would cast significant doubt upon the Company's ability to remain a going concern.

2.Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash balances consist of funds held in various bank accounts, including:

•Barter Bank

•BUF BMO Business Checking and Savings Accounts

•BUF Varo and Wells Fargo accounts (as applicable)

The cash balance reported represents funds available for daily operations and liquidity purposes. Bank reconciliations are performed on a monthly basis in accordance with internal control policies.

Accounts Receivable

Accounts receivable are stated at the net amount expected to be collected. An allowance for doubtful accounts is established based on historical experience, current economic conditions, and management’s assessment of customer creditworthiness. No individual account receivable is considered material to warrant separate disclosure.

Internal Use Software

Software developed or acquired for internal use is capitalized if the costs incurred meet the criteria under GAAP. Such costs are amortized over the estimated useful life of the software. Post-implementation costs that do not meet capitalization criteria are expensed as incurred.

Property and Equipment

Property, plant, and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Impairment reviews are performed periodically. The net carrying amount, though immaterial relative to total assets in this instance, is disclosed to provide a complete view of capitalized assets.

Revenue Recognition and Performance Obligations

Revenue is recognized when control of the promised goods or services transfers to the customer and the amount of revenue can be reliably measured.

•Barter Revenue: Recognized when an exchange of goods or services occurs, based on fair value measurement.

•Services Revenue: Recognized over the period in which the services are rendered.

The Company’s performance obligations are identified in its contractual arrangements and are satisfied upon delivery of goods or the completion of services.

Deferred Revenue

Deferred revenue represents cash received in advance of performance. It is recorded as a liability until the related performance obligations are satisfied. The timing of revenue recognition aligns with the fulfillment of these obligations.

Cost of Revenue

Cost of revenue comprises direct costs incurred to produce goods and provide services, including those related to barter transactions. These costs are recorded in the period in which the corresponding revenue is recognized.

Income Taxes

Income tax expense is determined using the asset and liability method. Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and tax bases of assets and liabilities. The effective tax rate is based on enacted tax laws applicable to the Company’s operations in California and other jurisdictions.

Advertising

Advertising costs are expensed as incurred. The Company records advertising expenses in the period in which related services are received, and these are included in the operating expenses section of the Profit and Loss statement.

Concentrations of Credit Risk and Significant Customers

The Company’s financial instruments, including cash and receivables, may be concentrated with certain counterparties or significant customers. Credit risk is managed by diversifying exposures and regularly assessing customer creditworthiness. Transactions with significant customers or related parties are conducted on an arm’s-length basis.

Subsequent Events

Management has reviewed events subsequent to the balance sheet date through the date of this report. No material subsequent events have been identified that would require adjustment or disclosure in these financial statements.

2.Shareholder Equity

Overview

Shareholder equity represents the residual interest in the Company’s assets after deducting liabilities. It is composed primarily of share capital, additional paid-in capital (APIC), retained earnings, and certain owner-related adjustments. As of December 31, 2024, consolidated shareholder equity is reported at $549,033,476.35. This note details the components of equity, the changes during the period, and the related accounting policies.

Components of Shareholder Equity

•Share Capital:

The share capital reflects the total number of issued shares. According to the Company’s share register, as of December 31, 2024, a total of 3,384,992 shares have been issued. All shares are classified as Restricted in accordance with SEC Rule 144, given the Company’s status as a privately held entity.

Supporting Documents:

Reconciliation Report:

▪Colonial shares (2020–2021): 45,579,176 shares

▪Transfer Online issuances (2022–2024): 7,098,998 shares

▪Follow Me For Equity App (2024): 12,100 shares

▪Total Restated Shares: 52,690,274

•Additional Issuances:

•Any new share issuances during 2024 are recorded within the share register. In the current period, there have been no additional issuances; the share count remains at 3,384,992 shares.

•Additional Paid-In Capital (APIC):

APIC is recorded at $420,402,875.00. This balance represents the funds received in excess of the par value upon issuance of shares. The fair value per share is consistently applied at $154.00, as supported by internal board resolutions and periodic independent evaluations.

Supporting Documents:

•Third-Party Valuation Report (dated March 9, 2021)

•Corporate Resolution authorizing the $154/share valuation

•Opening Balance Equity:

The opening balance equity is recorded at $1,000,000.00, reflecting the Company’s initial capitalization and the historical basis for equity measurement.

•Owner’s Investment, Owner’s Pay & Personal Expenses, and Personal Saving Account:

The following items represent transactions related to owner contributions and adjustments:

•Owner’s Investment: $1,088.00

•Owner’s Pay & Personal Expenses: $93,582.46

•Personal Saving Account: $67,702.43

These items are separately disclosed to clarify that owner-related cash flows and adjustments have been appropriately recorded within equity.

•Retained Earnings:

Retained earnings of $54,008,748.99 represent the accumulated undistributed profits from prior periods that have been reinvested in the Company.

•Net Income:

The net income earned during 2024 of $73,459,479.47 has been added to retained earnings, reflecting the period’s profitability.

•Changes in Shareholder Equity during the Period

Key adjustments during the period include:

•The recognition of net income of $73,459,479.47, which increased retained earnings.

•Owner-related transactions (investment, compensation adjustments, and personal expenses) have been recorded as detailed above.

•No additional share issuances occurred during 2024; therefore, share capital and APIC remained unchanged aside from the periodic remeasurement at fair value.

Accounting Policies and Disclosures

•Measurement and Recognition:

All equity transactions are recorded at fair value upon issuance. Subsequent changes are recognized in accordance with generally accepted accounting principles (GAAP) as applied in California.

•Use of Estimates:

The preparation of shareholder equity balances involves management judgment and estimates, particularly for adjustments related to owner transactions and the fair value determination of share-based compensation. These estimates are periodically reviewed for reasonableness.

•Internal Controls:

Robust internal controls ensure that all equity transactions are accurately recorded and reconciled. The share register is reviewed periodically to confirm that the recorded share counts and classifications (e.g., Restricted shares) are correct and consistent with supporting documentation.

•Disclosures:

Detailed disclosures regarding the composition and classification of share capital are maintained in the Company’s share register. All shares are classified as Restricted under SEC Rule 144, and this classification is consistently applied.

3.Barter Dollars (Non-Cash Assets)

Barter Dollars represent a form of non-cash currency used by the Company to exchange goods and services. These barter credits are treated similarly to cash for tax purposes under 26 USC 6045, which mandates that barter transactions be reported as income based on their fair market value. However, for financial reporting purposes, barter dollars are not considered cash or cash equivalents because they are not readily convertible to actual cash and do not meet the liquidity requirements defined under U.S. GAAP (ASC 350) for classification as cash or cash equivalents.

As such, barter dollars have been reclassified as non-cash assets under Other Current Assets. These assets represent the fair market value of trade dollars held by the Company for operational purposes and can be used for future exchanges of goods and services within our established barter system.

Barter dollars are periodically reconciled as part of the Company's internal controls, and the value of barter transactions is recorded at the fair market value at the time of exchange.

Barter transactions are handled in accordance with the Company's internal controls policy to ensure accurate reporting and reconciliation. These assets are not part of the Company's cash equivalents or liquid resources available for immediate use in daily operations.

Black Unicorn Factory 5777 West Century Blvd Suite 1125-106

Los Angeles, CA 90045 310-362-6999

info@blackunicornfactory.com EIN: 85-2000692

Name of Agency Auditing Firm: Accountingexecs LLC (3003) Contact Person Name and Title: Mary Williams (CPA) Telephone #: (774) 322-1209

Email Address: maryanjoy26@gmail.com Headquarter: 311 Elm Street Ste 270 Cincinnati, OH

USA